                        United States
             Securities and Exchange Commission
                   Washington, D.C. 20549


                        SCHEDULE 13G


          Under the Securities Exchange Act of 1934

                (Amendment No.            )*
                               -----------


                      COMPOSITECH LTD.
                      ----------------
                       Name of Issuer


                        Common Stock
                        ------------
                Title of Class of Securities

                         204938 10 4
                         -----------
                        CUSIP Number


Check the following space if a fee is being paid with this
statement   .  (A fee is not required if the filing person:
          --
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form, with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 204938 10 4                        Page 2 of 5

------------------------------------------------------------
1.   Name of Reporting Person      Social Security Number
     ------------------------      ----------------------
     HT Troplast AG
------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*
     a.
       -------
     b.
       -------
------------------------------------------------------------
3.   SEC Use Only
------------------------------------------------------------
4.   Citizenship or Place of Organization
     Federal Republic of Germany
------------------------------------------------------------
Number of Shares                 5. Sole Voting Power
Beneficially Owned                  828,834
                                 ------------------------------
by Each Reporting                6. Shared Voting Power
Person With                         -0-
                                 ------------------------------
                                 7. Sole Dispositive Power
                                    828,834
                                 ------------------------------
                                 8. Shared Dispositive Power
                                    -0-
                                 ------------------------------
9.   Aggregate Amount Beneficially Owned By Each Reporting
     Person
     828,834
------------------------------------------------------------
10.  Check if the Aggregate Amount in Row 9 Excludes Certain
     Shares*

     ----
------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9
     13.5%
------------------------------------------------------------
12.  Type of Reporting Person*
     OO
------------------------------------------------------------

[FN]
--------------------
*    See Instructions
[FN]
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                        SCHEDULE 13G
                        ------------



ITEM 1 (A). NAME OF ISSUER:

            COMPOSITECH LTD.

ITEM 1 (B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
            OFFICES:

            120 Ricefield Lane, Hauppauge, New York  11788

ITEM 2 (A). NAME OF PERSON FILING:

            HT Troplast AG

ITEM 2 (B). ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            Kaiserstrasse, 53840 Troisdorf, Federal
            Republic of Germany

ITEM 2 (C). CITIZENSHIP:

            Federal Republic of Germany

ITEM 2 (D). TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2 (E). CUSIP NUMBERS:

            204938 10 4

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULES
            13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON
            IS FILING A:

            n/a

ITEM 4.     OWNERSHIP:

            (a)  Amount Beneficially Owned:

                      828,834

            (b)  Percent of Class:

                      13.5%

            (c)  Number of shares as to which such person
                      has:

                   (i)   sole power to vote or to direct
                         the vote:

                         828,834

                   (ii)  shared power to vote or direct
                         the vote:

                         -0-

                   (iii) sole power to dispose or to
                         direct the disposition of:

                         828,834

                   (iv)  shared power to dispose or to
                         direct the disposition of:

                         -0-

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            n/a

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
            OF ANOTHER PERSON:

            n/a

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE
            SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
            REPORTED ON BY THE PARENT HOLDING COMPANY:

            n/a

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
            THE GROUP:

            n/a

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            n/a

ITEM 10.    CERTIFICATION:

            n/a

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                          SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Date:       February 10, 1997



                         Signature:  /s/ Heinz-Gerd Reinkemeyer
                                     --------------------------

                         Name/Title: Heinz-Gerd Reinkemeyer
                                     --------------------------

                                     Director
                                     --------------------------

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                     POWER OF ATTORNEY



          KNOW ALL MEN BY THESE PRESENTS, that the undersigned does hereby constitute and appoint Samuel S. Gross, my attorney-in-fact to do any and all acts and things and to execute any and all instruments (including Schedules 13D and 13G, and any amendments thereto, and Statements of Beneficial Ownership and Statements of Changes in Beneficial Ownership on Forms 3, 4 and 5) which said attorney-in-fact may deem necessary or advisable to enable the undersigned to comply with the requirements of the Securities Exchange Act of 1934 and any other United States Federal or state securities or other law in connection with the undersigned's investment in the securities of Compositech Ltd. This power of attorney shall be effective from the date hereof through and including December 31, 1997.


          IN WITNESS WHEREOF, I have hereunto signed my name this 10th day of February, 1997.


                              HT Troplast AG


                              By:    /s/ Heinz-Gerd Reinkemeyer
                                     --------------------------
                              Name:  Heinz-Gerd Reinkemeyer
                                     --------------------------
                              Title: Director
                                     --------------------------